Exhibit 99.1

Press Release

BSY Investor Contact:
Eric Boyer
Investor Relations Officer
ir@bentley.com

Bentley Systems Announces 22Q4 and 2022 Operating Results,
and Its 2023 Financial Outlook
EXTON, Pa. – February 28, 2023 – Bentley Systems, Incorporated (Nasdaq: BSY) (“Bentley Systems” or the “Company”), the infrastructure engineering software company, today announced operating results for its fourth quarter and full year ended December 31, 2022, and its financial outlook for 2023.

Fourth Quarter 2022 Financial Results

•Total revenues were $286.9 million, up 7.2% or 12.7% on a constant currency basis, year-over-year;
•Subscriptions revenues were $251.5 million, up 12.7% or 18.3% on a constant currency basis, year-over-year;
•Annualized Recurring Revenues (“ARR”) was $1,036.5 million as of December 31, 2022, representing a constant currency ARR growth rate of 15% from December 31, 2021, or 12.5% ARR growth from business performance, excluding acquired ARR from our 22Q1 platform acquisition of Power Line Systems;
•Last twelve-month recurring revenues dollar-based net retention rate was 110%, consistent with the preceding quarter;
•Operating income was $40.8 million, compared to $43.3 million for the same period last year;
•Adjusted operating income was $88.1 million, compared to $83.3 million for the same period last year;
•Net income was $25.7 million, compared to $38.6 million for the same period last year. Net income per diluted share was $0.08, compared to $0.12 for the same period last year; Net income margin was 9.0%, compared to 14.4% for the same period last year;
•Adjusted net income was $59.7 million, compared to $72.2 million for the same period last year. Adjusted net income per diluted share (“Adjusted EPS”) was $0.19 compared to $0.22 for the same period last year;
•Adjusted EBITDA was $92.6 million, compared to $88.2 million for the same period last year. Adjusted EBITDA margin was 32.3%, compared to 32.9% for the same period last year; and
•Cash flow from operations was $36.1 million, compared to $80.6 million for the same period last year, with the decrease mainly due to the timing of renewals and associated billings of certain annual contracts, and the timing of certain vendor payments.

Full Year 2022 Financial Results

•Total revenues were $1,099.1 million, up 13.9% or 19.8% on a constant currency basis over 2021;
•Subscriptions revenues were $960.2 million, up 18.1% or 24.3% on a constant currency basis over 2021;
•Operating income was $208.6 million, compared to $94.6 million for 2021. Operating income for 2021 includes a one-time compensation charge of $90.7 million resulting from a modification of our deferred compensation plan;
•Adjusted operating income was $348.5 million, compared to $306.2 million for 2021;
•Adjusted operating income inclusive of stock-based compensation (“Adjusted OI w/SBC”) was $273.9 million, compared to $258.0 million for 2021;
•Net income was $174.8 million, compared to $93.2 million for 2021. Net income per diluted share was $0.55, compared to $0.30 for 2021. Net income for 2021 includes a one-time compensation charge of $83.4 million, net of tax, resulting from a modification of our deferred compensation plan. Net income margin was 15.9%, compared to 9.7% for 2021;
•Adjusted net income was $274.5 million, compared to $267.9 million for 2021. Adjusted EPS was $0.85 compared to $0.83 for 2021;
•Adjusted EBITDA was $366.4 million, compared to $324.9 million for 2021. Adjusted EBITDA margin was 33.3%, compared to 33.7% for 2021; and
•Cash flow from operations was $274.3 million, compared to $288.0 million for 2021, with the decrease primarily due to the timing of renewals and associated billings of certain annual contracts, and increased interest payments.
Definitions of the non‑GAAP financial measures used in this press release and reconciliations of such measures to the most comparable GAAP financial measures are included below under the heading “Use and Reconciliation of Non‑GAAP Financial Measures.”

CEO Greg Bentley said, “The fourth quarter and thus full-year 2022 operating results quite successfully met the expectations we maintained throughout the year, notwithstanding the loss of Russia and pandemic-compounded headwinds in China. Our operating team colleagues, led by COO Nicholas Cumins, delivered what I consider our best year ever, operationally and financially. Our E365 and SMB growth initiatives hit a new stride, our Seequent and Power Line Systems platform acquisitions continued their breakout new business velocity, and every region throughout the world, other than China, continues to perform and grow at full pace. The stage is set for relatively favorable visibility into comparable growth during 2023, as our accounts and prospects are necessarily prioritizing going digital in order to meet accelerated demand for infrastructure engineering.

Our 2023 annual financial outlook must nonetheless factor in a cautious approach to China, where we are appropriately adapting to improve our long-term prospects under the assumption of continued geopolitical challenges. Our enduring annual commitment to margin improvement is now expressed in terms of Adjusted operating income inclusive of stock-based compensation (rather than Adjusted EBITDA) to align our external reporting with executive incentives that incorporate accountability for the full economic costs of equity awards and of operating capex. We are also announcing further generational management succession, as we round out our expected wave of post‑IPO executive retirements with, characteristically, ‘no drama.’”

CFO Werner Andre said, “In Q4, as throughout 2022, sustained favorable operating momentum enabled us to achieve our strong results despite the year’s challenges in Russia and China. Our Q4 decrease in cash flow from operations stemmed largely from timing and has been fully offset by resulting extraordinary collections in early 2023.

Our 2023 financial outlook reflects our confidence in continued strong market demand for infrastructure engineering going digital—led by our E365 program, SMB initiatives, and enduring strength of our platform acquisitions—subject to wider uncertainty surrounding potential outcomes in China. Our balanced capital allocation provides sufficiently for programmatic acquisitions and for equity and debt repurchase programs, as well as our 2023 increase to our modest dividend payout.”

Recent Financial Developments

•On November 30, 2022, we completed the acquisition of Vetasi, a leading international consultancy specializing in enterprise asset management (EAM) solutions, with a strong focus on IBM Maximo;
•On February 23, 2023, we announced we completed the acquisition of EasyPower, a developer of design and analysis software for power systems engineering and an established market leader in arc-flash hazard resilience;
•For the year ended December 31, 2022, to offset dilution from stock-based compensation, we spent approximately $43.6 million on de-facto share repurchases associated mainly with deferred compensation plan distributions, and under the BSY Stock Repurchase Program which we announced in the second quarter of 2022 we repurchased 896,126 shares for $28.3 million, and $2.2 million aggregate principal amount of our outstanding convertible senior notes due 2026 for $2.0 million; and
•On January 25, 2023, we announced our board of directors increased our regular quarterly dividend from $0.03 per share to $0.05 per share effective from the first quarter of 2023.

2023 Financial Outlook

The Company is sharing the following financial outlook for the full year 2023:
•Total revenues in the range of $1,205 million to $1,235 million, representing growth of approximately 9.5% to 12.5% (10.5% to 13.5% in constant currency);
•Constant currency ARR growth rate (business performance)(1) of 11.5% to 13.5%;
•Adjusted OI w/SBC margin of approximately 26%;
•Effective tax rate of approximately 20%;
•Cash flow from operations representing a conversion rate from Adjusted EBITDA of approximately 80%; and
•Capital expenditures of approximately $30 million, which includes certain IT investments.

(1) Business performance excludes ARR acquired from platform acquisitions, but includes ARR acquired from programmatic acquisitions, which generally are immaterial, individually and in the aggregate.

The 2023 outlook information provided above includes non-GAAP financial measures management uses in measuring performance and liquidity. The Company is unable to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including stock‑based compensation charges, depreciation and amortization of acquired intangible assets, realignment expenses, and other items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.

The 2023 outlook is forward-looking, subject to significant business, economic, regulatory, and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, our results may not fall within the ranges contained in this outlook. The Company uses these forward-looking measures to evaluate its ongoing operations and for internal planning and forecasting purposes.

Operating Results Call Details

Bentley Systems will host a live Zoom video webinar on February 28, 2023 at 8:15 a.m. EST to discuss operating results for its fourth quarter and full year ended December 31, 2022.

Those wishing to participate should access the live Zoom video webinar of the event through a direct registration link at https://us06web.zoom.us/webinar/register/WN_KICwUBUARgy6AyL7WgEOMw. Alternatively, the event can be accessed from the Events & Presentations page on Bentley Systems’ Investor Relations website at
https://investors.bentley.com. In addition, a replay and transcript will be available after the conclusion of the live event on Bentley Systems’ Investor Relations website for one year.

Definitions of Certain Key Business Metrics

Definitions of the non‑GAAP financial measures used in this operating results press release and reconciliations of such measures to their nearest GAAP equivalents are included below under “Use and Reconciliation of Non‑GAAP Financial Measures.” Certain non‑GAAP measures included in our financial outlook are not being reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward‑looking basis. The Company is unable to reconcile these forward‑looking non‑GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected for these periods not to impact the non‑GAAP measures, but would impact GAAP measures. Such unavailable information, which could have a significant impact on the Company’s GAAP financial results, may include stock‑based compensation charges, depreciation and amortization of acquired intangible assets, realignment expenses, and other items.

•Recurring revenues are subscriptions revenues that recur monthly, quarterly, or annually with specific or automatic renewal clauses and professional services revenues in which the underlying contract is based on a fixed fee and contains automatic annual renewal provisions;
•ARR is defined as the sum of the annualized value of our portfolio of contracts that produce recurring revenues as of the last day of the reporting period, and the annualized value of the last three months of recognized revenues for our contractually recurring consumption‑based software subscriptions with consumption measurement durations of less than one year, calculated using the spot foreign exchange rates;
•Business performance excludes the ARR onboarding of our platform acquisitions and includes the impact from the ARR onboarding of programmatic acquisitions, which generally are immaterial, individually and in the aggregate;
•Adjusted OI w/SBC margin is calculated by dividing Adjusted OI w/SBC by total revenues;
•Net income margin is calculated by dividing net income by total revenues; and
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

Constant Currency Metrics

In reporting period‑over‑period results, we calculate the effects of foreign currency fluctuations and constant currency information by translating current period results using prior period average foreign currency exchange rates. Our definition of constant currency may differ from other companies reporting similarly named measures, and these constant currency performance measures should be viewed in addition to, and not as a substitute for, our operating performance measures calculated in accordance with GAAP.

•Our last twelve‑month recurring revenues dollar‑based net retention rate is calculated, using the average exchange rates for the prior period, as follows: the recurring revenues for the current period, including any growth or reductions from accounts with recurring revenues in the prior period (“existing accounts”), but excluding recurring revenues from any new accounts added during the current period, divided by the total recurring revenues from all accounts during the prior period. A period is defined as any trailing twelve months. Related to our platform acquisitions, recurring revenues into new accounts will be captured as existing accounts starting with the second anniversary of the acquisition when such data conforms to the calculation methodology. This may cause variability in the comparison; and
•Our constant currency ARR growth rate is the growth rate of ARR for our business performance, measured on a constant currency basis.

Use and Reconciliation of Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we have calculated Adjusted OI w/SBC, Adjusted operating income, Adjusted net income, Adjusted EPS, and Adjusted EBITDA, each of which are non‑GAAP financial measures. In future periods, we will discuss Adjusted OI w/SBC rather than Adjusted EBITDA as our performance measure, as management believes Adjusted OI w/SBC better captures the significant economic costs of stock‑based compensation and of operating depreciation and amortization. In future periods, we will discuss Adjusted EBITDA as our liquidity measure in the context of conversion of Adjusted EBITDA to cash flow from operations (i.e., the ratio of GAAP cash flow from operations to Adjusted EBITDA). We have provided tabular reconciliations of each of these non‑GAAP financial measures to such measure’s most directly comparable GAAP financial measure.

Management uses these non‑GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, and to evaluate financial performance. Our non‑GAAP financial measures are presented as supplemental disclosure as we believe they provide useful information to investors and others in understanding and evaluating our results and prospects period‑over‑period without the impact of certain items that do not directly correlate to our operating performance and that may vary significantly from period to period for reasons unrelated to our operating performance, as well as to compare our financial results to those of other companies.

Our definitions of these non‑GAAP financial measures may differ from similarly titled measures presented by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non‑GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, the financial information prepared in accordance with GAAP, and should be read in conjunction with the financial statements included in our Annual Report on Form 10‑K to be filed with the United States Securities and Exchange Commission.

We calculate these non‑GAAP financial measures as follows:

•Adjusted operating income is defined as operating income adjusted for the following: amortization of purchased intangibles, expense (income) relating to deferred compensation plan liabilities, acquisition expenses, realignment expenses (income), and stock‑based compensation, for the respective periods;
•Adjusted OI w/SBC is defined as operating income adjusted for the following: amortization of purchased intangibles, expense (income) relating to deferred compensation plan liabilities, acquisition expenses, and realignment expenses (income), for the respective periods;

•Adjusted net income is defined as net income adjusted for the following: amortization of purchased intangibles, stock‑based compensation, expense (income) relating to deferred compensation plan liabilities, acquisition expenses, realignment expenses (income), other non‑operating (income) expense, net, the tax effect of the above adjustments to net income, and (income) loss from investments accounted for using the equity method, net of tax, for the respective periods. The income tax effect of non‑GAAP adjustments was determined using the applicable rates in the taxing jurisdictions in which income or expense occurred, and represent both current and deferred income tax expense or benefit based on the nature of the non‑GAAP adjustments, including the tax effects of non‑cash stock‑based compensation expense;
•Adjusted EPS is calculated as Adjusted net income, less net income attributable to participating securities, plus interest expense, net of tax, attributable to the convertible senior notes using the if‑converted method, if applicable, (numerator) divided by Adjusted weighted average shares, diluted (denominator). Adjusted weighted average shares, diluted is calculated by adding incremental shares related to the dilutive effect of convertible senior notes using the if‑converted method, if applicable, to weighted average shares, diluted; and
•Adjusted EBITDA is defined as net income adjusted for the following: interest expense, net, provision (benefit) for income taxes, depreciation and amortization, stock‑based compensation, expense (income) relating to deferred compensation plan liabilities, acquisition expenses, realignment expenses (income), other non‑operating (income) expense, net, and (income) loss from investments accounted for using the equity method, net of tax.
During the second quarter of 2022, we modified our definitions of Adjusted net income, Adjusted operating income, and Adjusted EBITDA to adjust for realignment expenses (income) relating to our wind down of business in, and exit from, the Russian market, which were subsequently adjusted during the third and fourth quarters of 2022 for our change in estimates. These realignment expenses (income) are comprised of termination benefits for colleagues whose positions were eliminated and corresponding asset impairments. Amounts for all periods herein reflect application of the aforementioned definitions modification.

For the three months and year ended December 31, 2022, payments related to the Company’s interest rate swap were recognized in Other income (expense), net in the consolidated statements of operations and the corresponding prior period amounts, which were previously recognized in Interest expense, net, were reclassified to conform to the current presentation. For the three months and year ended December 31, 2021, the amounts reclassified were not material, and Income before income taxes and Net income in the consolidated statements of operations did not change as a result of these reclassifications.

Forward-Looking Statements

This press release includes forward-looking statements regarding the future results of operations and financial position, business strategy, and plans and objectives for future operations of Bentley Systems, Incorporated (the “Company,” “we,” “us,” and words of similar import). All such statements contained in this press release, other than statements of historical facts, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations, projections, and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, and there are a significant number of factors that could cause actual results to differ materially from statements made in this press release including: adverse changes in global economic and/or political conditions; the impact of current and future sanctions, embargoes and other similar laws at the state and/or federal level that impose restrictions on our counterparties or upon our ability to operate our business within the subject jurisdictions; political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate; failure to retain personnel necessary for the operation of our business or those that we acquire; changes in the industries in which our accounts operate; the competitive environment in which we operate; the quality of our products; our ability to develop and market new products to address our accounts’ rapidly changing technological needs; changes in capital markets and our ability to access financing on terms satisfactory to us or at all; and our ability to integrate acquired businesses successfully.

Further information on potential factors that could affect the financial results of the Company are included in the Company’s Form 10‑K and subsequent Forms 10‑Q, which are on file with the United States Securities and Exchange Commission. The Company disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Bentley Systems

Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings, powered by the iTwin Platform for infrastructure digital twins, include MicroStation and Bentley Open applications for modeling and simulation, Seequent’s software for geoprofessionals, and Bentley Infrastructure Cloud encompassing ProjectWise for project delivery, SYNCHRO for construction management, and AssetWise for asset operations. Bentley Systems’ 5,000 colleagues generate annual revenues of more than $1 billion in 194 countries.
www.bentley.com

© 2023 Bentley Systems, Incorporated. Bentley, the Bentley logo, AssetWise, Bentley Infrastructure Cloud, EasyPower, iTwin, MicroStation, Power Line Systems, ProjectWise, Seequent, SYNCHRO, and Vetasi, are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries. All other brands and product names are trademarks of their respective owners.

BENTLEY SYSTEMS, INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$71,684	$329,337
Accounts receivable	296,376	241,807
Allowance for doubtful accounts	(9,303)	(6,541)
Prepaid income taxes	18,406	16,880
Prepaid and other current assets	38,732	34,348
Total current assets	415,895	615,831
Property and equipment, net	32,251	31,823
Operating lease right-of-use assets	40,249	50,818
Intangible assets, net	292,271	245,834
Goodwill	2,237,184	1,588,477
Investments	22,270	6,438
Deferred income taxes	52,636	71,376
Other assets	72,249	48,646
Total assets	$3,165,005	$2,659,243
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,176	$16,483
Accruals and other current liabilities	362,048	323,603
Deferred revenues	226,955	224,610
Operating lease liabilities	14,672	17,482
Income taxes payable	4,507	6,696
Current portion of long-term debt	5,000	5,000
Total current liabilities	628,358	593,874
Long-term debt	1,775,696	1,430,992
Deferred compensation plan liabilities	77,014	94,890
Long-term operating lease liabilities	27,670	35,274
Deferred revenues	16,118	7,983
Deferred income taxes	51,235	65,014
Income taxes payable	8,105	7,725
Other liabilities	7,355	14,269
Total liabilities	2,591,551	2,250,021
Stockholders’ equity:
Common stock	2,890	2,825
Additional paid-in capital	1,030,466	937,805
Accumulated other comprehensive loss	(89,740)	(91,774)
Accumulated deficit	(370,866)	(439,634)
Non-controlling interest	704	—
Total stockholders’ equity	573,454	409,222
Total liabilities and stockholders’ equity	$3,165,005	$2,659,243

BENTLEY SYSTEMS, INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Subscriptions	$251,489	$223,105	$960,220	$812,807
Perpetual licenses	12,164	19,707	43,377	53,080
Subscriptions and licenses	263,653	242,812	1,003,597	865,887
Services	23,295	24,920	95,485	99,159
Total revenues	286,948	267,732	1,099,082	965,046
Cost of revenues:
Cost of subscriptions and licenses	39,674	34,439	147,578	124,321
Cost of services	22,677	25,128	89,435	92,218
Total cost of revenues	62,351	59,567	237,013	216,539
Gross profit	224,597	208,165	862,069	748,507
Operating expense (income):
Research and development	67,890	63,002	257,856	220,915
Selling and marketing	53,946	47,394	195,622	162,240
General and administrative	45,666	39,883	174,647	150,116
Deferred compensation plan	6,091	5,719	(15,782)	95,046
Amortization of purchased intangibles	10,245	8,898	41,114	25,601
Total operating expenses	183,838	164,896	653,457	653,918
Income from operations	40,759	43,269	208,612	94,589
Interest expense, net	(11,114)	(3,555)	(34,635)	(11,221)
Other income, net	9,505	1,155	24,298	9,961
Income before income taxes	39,150	40,869	198,275	93,329
(Provision) benefit for income taxes	(13,062)	(1,642)	(21,283)	3,448
Loss from investments accounted for using the equity method, net of tax	(366)	(646)	(2,212)	(3,585)
Net income	25,722	38,581	174,780	93,192
Less: Net income attributable to participating securities	(11)	(3)	(42)	(9)
Net income attributable to Class A and Class B common stockholders	$25,711	$38,578	$174,738	$93,183
Per share information:
Net income per share, basic	$0.08	$0.13	$0.57	$0.30
Net income per share, diluted	$0.08	$0.12	$0.55	$0.30
Weighted average shares, basic	310,025,480	307,447,788	309,226,677	305,711,345
Weighted average shares, diluted(1)	323,916,511	325,541,718	331,765,158	314,610,814

(1) Weighted average shares, diluted for the three months ended December 31, 2021 have been corrected to reflect the dilutive effect of convertible senior notes.

BENTLEY SYSTEMS, INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$174,780	$93,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,537	52,793
Deferred income taxes	(5,126)	(19,745)
Stock-based compensation expense	75,206	49,045
Deferred compensation plan	(15,782)	95,046
Amortization and write-off of deferred debt issuance costs	7,291	5,955
Change in fair value of derivative	(27,083)	(9,770)
Foreign currency remeasurement loss	6,000	64
Other non-cash items, net	2,593	5,338
Changes in assets and liabilities, net of effect from acquisitions:
Accounts receivable	(60,938)	(35,519)
Prepaid and other assets	14,053	14,260
Accounts payable, accruals, and other liabilities	29,181	47,957
Deferred revenues	2,292	5,340
Income taxes payable, net of prepaid income taxes	320	(15,932)
Net cash provided by operating activities	274,324	288,024
Cash flows from investing activities:
Purchases of property and equipment and investment in capitalized software	(18,546)	(17,539)
Proceeds from sale of aircraft	2,380	—
Acquisitions, net of cash acquired	(743,007)	(1,034,983)
Other investing activities	(10,954)	(4,081)
Net cash used in investing activities	(770,127)	(1,056,603)
Cash flows from financing activities:
Proceeds from credit facilities	833,292	745,310
Payments of credit facilities	(487,694)	(991,310)
Proceeds from convertible senior notes, net of discounts and commissions	—	1,233,377
Payments of debt issuance costs	—	(5,643)
Purchase of capped call options	—	(51,605)
Settlement of convertible senior notes	(1,998)	—
Proceeds from term loans	—	199,505
Repayments from term loans	(5,000)	—
Payments of acquisition debt and other consideration	(8,460)	(2,371)
Payments of dividends	(34,493)	(33,396)
Proceeds from stock purchases under employee stock purchase plan	10,335	3,846
Proceeds from exercise of stock options	8,338	5,605
Payments for shares acquired including shares withheld for taxes	(43,561)	(120,539)
Repurchase of Class B Common Stock under approved program	(28,250)	—
Other financing activities	525	(197)
Net cash provided by financing activities	243,034	982,582
Effect of exchange rate changes on cash and cash equivalents	(4,884)	(6,672)
(Decrease) increase in cash and cash equivalents	(257,653)	207,331
Cash and cash equivalents, beginning of year	329,337	122,006
Cash and cash equivalents, end of year	$71,684	$329,337

BENTLEY SYSTEMS, INCORPORATED AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months and Year Ended December 31, 2022 and 2021
(in thousands, except share and per share data)
(unaudited)

Reconciliation of operating income to Adjusted OI w/SBC and to Adjusted operating income:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating income	$40,759	$43,269	$208,612	$94,589
Amortization of purchased intangibles	13,418	11,998	53,592	34,001
Deferred compensation plan	6,091	5,719	(15,782)	95,046
Acquisition expenses	4,342	6,369	25,398	34,368
Realignment (income) expenses	(114)	—	2,109	—
Adjusted OI w/SBC	64,496	67,355	273,929	258,004
Stock-based compensation	23,592	15,966	74,566	48,152
Adjusted operating income	$88,088	$83,321	$348,495	$306,156

Reconciliation of net income to Adjusted net income:

	Three Months Ended				Year Ended
	December 31,				December 31,
	2022		2021		2022		2021
	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)
Net income	$25,722	$0.08	$38,581	$0.12	$174,780	$0.55	$93,192	$0.30
Non-GAAP adjustments, prior to income taxes:
Amortization of purchased intangibles	13,418	0.04	11,998	0.04	53,592	0.16	34,001	0.10
Stock-based compensation	23,592	0.07	15,966	0.05	74,566	0.22	48,152	0.15
Deferred compensation plan	6,091	0.02	5,719	0.02	(15,782)	(0.05)	95,046	0.29
Acquisition expenses	4,342	0.01	6,369	0.02	25,398	0.08	34,368	0.10
Realignment (income) expenses	(114)	—	—	—	2,109	0.01	—	—
Other income, net	(9,505)	(0.03)	(1,155)	—	(24,298)	(0.07)	(9,961)	(0.03)
Total non-GAAP adjustments, prior to income taxes	37,824	0.11	38,897	0.12	115,585	0.35	201,606	0.61
Income tax effect of non-GAAP adjustments	(4,227)	(0.01)	(5,909)	(0.02)	(18,059)	(0.05)	(30,491)	(0.09)
Loss from investments accounted for using the equity method, net of tax	366	—	646	—	2,212	0.01	3,585	0.01
Adjusted net income(2)(3)	$59,685	$0.19	$72,215	$0.22	$274,518	$0.85	$267,892	$0.83

Adjusted weighted average shares, diluted(4)	330,825,309		332,450,516		331,765,158		328,085,393

(1) Adjusted EPS was computed independently for each reconciling item presented; therefore, the sum of Adjusted EPS for each line item may not equal total Adjusted EPS due to rounding.
(2) Total Adjusted EPS for the three months and year ended December 31, 2021 have been corrected to reflect the dilutive effect of convertible senior notes.
(3) Adjusted EPS numerator includes $1,695 and $1,706 for the three months ended December 31, 2022 and 2021, respectively, and $6,810 and $4,843 for the years ended December 31, 2022 and 2021, respectively, related to interest expense, net of tax, attributable to the convertible senior notes using the if‑converted method.
(4) Adjusted weighted average shares, diluted includes incremental shares, which were considered anti-dilutive on a GAAP basis, of 6,908,798 shares for both the three months ended December 31, 2022 and 2021, and 13,474,579 shares for the year ended December 31, 2021 related to the dilutive effect of convertible senior notes using the if‑converted method.

Reconciliation of net income to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$25,722	$38,581	$174,780	$93,192
Interest expense, net	11,114	3,555	34,635	11,221
Provision (benefit) for income taxes	13,062	1,642	21,283	(3,448)
Depreciation and amortization	17,893	16,847	71,537	52,793
Stock-based compensation	23,592	15,966	74,566	48,152
Deferred compensation plan	6,091	5,719	(15,782)	95,046
Acquisition expenses	4,342	6,369	25,398	34,368
Realignment (income) expenses	(114)	—	2,109	—
Other income, net	(9,505)	(1,155)	(24,298)	(9,961)
Loss from investments accounted for using the equity method, net of tax	366	646	2,212	3,585
Adjusted EBITDA	$92,563	$88,170	$366,440	$324,948

Reconciliation of cash flow from operations to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash flow from operations	$36,126	$80,607	$274,324	$288,024
Cash interest	8,934	1,350	26,581	4,631
Cash taxes	7,388	6,292	25,890	30,831
Cash deferred compensation plan distributions	—	—	7,336	—
Cash acquisition expenses	2,999	4,416	26,168	27,873
Changes in operating assets and liabilities	38,588	(4,823)	8,088	(27,681)
Other(1)	(1,472)	328	(1,947)	1,270
Adjusted EBITDA	$92,563	$88,170	$366,440	$324,948

(1) Includes payments related to interest rate swap.